                                                                    EXHIBIT 99.1

Contacts
Media                                       Investors
Lori Murray                                 Linda Greub
650.638.6130                                650.554.2349
murrayla@appliedbiosystems.com              greublm@appliedbiosystems.com

European Media and Investors
David Speechly, Ph.D.
(+) 44.207.868.2012
speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE


         APPLIED BIOSYSTEMS REPORTS SECOND QUARTER FISCAL 2003 EARNINGS PER SHARE OF 14 CENTS INCLUDING $34 MILLION CHARGE

FOSTER CITY, CA, January 23, 2003 - Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today reported that earnings per share in the second quarter of fiscal 2003, ended December 31, 2002, were $0.14 per diluted share versus $0.23 per diluted share for the prior year second quarter. Included in these earnings per share amounts were special charges totaling $33.8 million, consisting of a $9.5 million non-cash pre-tax charge for asset write-offs and a $24.3 million pre-tax charge for severance costs and office closures, recorded during the second quarter of fiscal 2003, and a $2.2 million pre-tax charge for acquired in-process R&D associated with the acquisition of Boston Probes, Inc. recorded in the prior year quarter. For fiscal 2003, the estimated annual tax rate was reduced from 28 percent to 27 percent due to the special charges, and as a result, the second quarter tax rate was 26 percent. The special charges reduced diluted earnings per share by $0.11 for the second quarter of fiscal 2003 and by $0.01 for the prior year quarter. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Operating income in the second quarter of fiscal 2003 was $33.9 million, including the special charges of $33.8 million, compared to $65.9 million, including the special charge of $2.2 million, in the prior year quarter. Net income in the second quarter of fiscal 2003 was $29.2 million compared to $49.0 million in the same quarter last year. The special charges reduced net income by $23.4 million in the second quarter of fiscal 2003 and by $2.2 million in the prior year quarter. The effective tax rate for the second quarter of fiscal 2003 was 26 percent versus 30 percent in the prior year quarter. This decline in the tax rate in the second quarter of fiscal 2003 reflects the anticipated higher utilization of foreign tax credits, as well as the impact of the special charges in both fiscal years. The net effect of foreign currency on net income during the second quarter was not material.

Net revenues for the Group for the second quarter of fiscal 2003 were $444.7 million, an 8 percent increase over the $411.1 million reported in the prior year quarter. Excluding the effects of foreign currency, revenues increased approximately 7 percent over the prior year quarter. Sales to Celera Genomics were $0.7 million in the second quarter of fiscal 2003 versus $8.8 million in the prior year quarter.

Revenues from instrument sales in the second quarter of fiscal 2003 were $225.9 million, a 13 percent increase over the $199.7 million reported for the prior year quarter. This increase was driven primarily by the success of the Applied Biosystems 3730 DNA Analyzer product line, the QSTAR(R) XL LC/MS/MS System, the Q TRAP(TM) LC/MS/MS System, and the Applied Biosystems 4700 Proteomics Analyzer with TOF/TOF(TM) optics. Revenues from sales of consumables were $144.0 million, 4 percent below the $150.1 million reported in the year-ago quarter. This decrease was the result of a decline in DNA sequencing consumable revenues, which more than offset the growth of Sequence Detection System (SDS) and other consumable revenues. Revenues from other sources, including service contracts, royalties, licenses and contract research, increased 22 percent, to $74.8 million from $61.3 million in the same quarter last year. This increase resulted primarily from higher service revenues and license fees, including $6.7 million for a license relating to certain genetic analysis technology.

The gross margin in the second quarter of fiscal 2003 was 49.2 percent versus
52.2 percent in the prior year quarter. The special charges reduced gross margin in the second quarter of fiscal 2003 by $9.5 million, or 2.2 percentage points. The operating margin in the second quarter of fiscal 2003 was 7.6 percent, compared with 16.0 percent in the same period a year ago. The special charges reduced operating margin in the second quarter of fiscal 2003 by 7.6 percentage points and by 0.6 percentage points in the prior year quarter.

Research, development and engineering expenditures in the second quarter of fiscal 2003 increased 12 percent to $59.2 million from $52.7 million in the second quarter of fiscal 2002. This increase resulted primarily from the support for Knowledge Business initiatives and new products in development. As a percentage of sales, research, development and engineering expenditures were
13.3 percent in the fiscal 2003 second quarter compared to 12.8 percent in the prior year quarter. SG&A expenditures in the second quarter of fiscal 2003 increased 8 percent to $101.5 million from $93.6 million in the prior year quarter, and remained constant as a percentage of revenue in the two quarters.

For the first six months of fiscal 2003, the Group reported net revenues of $840.6 million compared to $777.7 million in the same period in the prior year. Earnings per diluted share from continuing operations in the first six months of fiscal 2003 were $0.30 compared to $0.38 in the same period last year. The special charges reduced earnings per diluted share from continuing operations by $0.11 in the first six months of fiscal 2003. For the first six months of fiscal 2003, earnings per diluted share, which included a $16.4 million net loss, or $0.08 per diluted share, from discontinued operations related to a patent lawsuit verdict, were $0.22 versus $0.38 in the prior year period.

Six-month operating income for fiscal 2003 was $77.2 million versus $109.0 million in the prior year period. The special charges reduced six-month operating income by $33.8 million in fiscal 2003 and by $2.2 million in fiscal 2002. Fiscal 2003 six-month income from continuing operations was $63.4 million compared to $81.2 million in the previous year period, and fiscal 2003 net income was $47.0 million compared to $81.2 million in the prior year period. The special charges reduced both six-month income from continuing operations and net income by $23.4 million in fiscal 2003 and by $2.2 million in fiscal 2002. Six-month net income for fiscal 2003 included a $16.4 million loss from discontinued operations. The net effect of foreign currency on fiscal 2003 six-month net income was an increase of approximately $2 million, or $0.01 per diluted share.

"During the second quarter, Applied Biosystems achieved revenue growth despite broad macro-economic challenges that included the delay in the passage of the fiscal 2003 National Institutes of Health (NIH) budget and continued uncertainty about public sector life science funding in Japan and Europe and pharmaceutical R&D spending," said Tony L. White, Chief Executive Officer of Applera Corporation. "Importantly, we saw our commitment to innovation in genetic analysis pay off as strong sales of the 3730 product line led to 12 percent year-over-year revenue growth in our DNA sequencing product line after five quarters of revenue declines."

Michael W. Hunkapiller, Ph.D., President, Applied Biosystems, said, "We have benefited from the rapid acceptance of the 3730xl by major academic genome centers, as well as from broad customer demand for both the 3730 and the 3730xl systems from smaller academic and commercial labs. We anticipate significant additional demand for the 3730 product line for whole genome sequencing, resequencing, and SNP genotyping. However, it is difficult to predict the timing and magnitude of future sales of these more expensive systems, particularly at the large genome centers, until pending life science funding decisions are made by the governments in the United States and Japan."

"In the second quarter, year-over-year growth in the SDS and Other Applied Genomics product category moderated from recent quarters as year-end pharmaceutical spending on certain high-end instruments remained constrained," said Dr. Hunkapiller. "In contrast, year-over-year growth in consumable sales within this category accelerated from recent quarters as SDS reagents, custom oligo, Assays-by-DesignSM service, and Assays-on-Demand(TM) products gained increasing customer acceptance. In the future, we believe the success of these and future consumable products, such as the Applied Biosystems 7900HT microfluidic card, should spur revenue growth in this product category. Our mass spectrometry products continued to sell well into both the proteomics and the drug metabolism and pharmacokinetics markets. However, as anticipated, we saw the year-over-year growth of these product lines moderate from recent quarters during the second quarter."

Applied Biosystems Outlook

Forecasting remains challenging for several reasons, including: unpredictable spending patterns in the pharmaceutical and biotechnology sectors; delays in appropriations for the NIH for the current federal government fiscal year; uncertainty about government funding levels in Japan and parts of Europe; and difficulties in predicting trends in the consumption of sequencing reagents. Reflecting these risks and uncertainties, the Group expects that revenue percentage growth in fiscal 2003 will be in the high single digits. The Group continues to expect that growth in fiscal 2003 will be heavily influenced by the adoption of new products.

The Group expects the effective tax rate for fiscal 2003 to be approximately 27 percent, one percentage point lower than the previously forecasted rate of 28 percent due to the effect of the second quarter special charges. Future tax legislation may repeal or replace the existing U.S. export tax regime, as well as significantly change other international tax provisions of the Internal Revenue Code. Such changes may result in a change in the effective tax rate for the Group.

The Group believes that operations are on track to meet our previous guidance for diluted earnings per share from continuing operations for fiscal 2003, which, after reflecting the special charge of $0.11 per diluted share in the second quarter, should be in the range of $0.74 to $0.84. Because of the delay in the approval of the fiscal 2003 NIH budget and funding issues in Japan and Europe, the Group expects that some sales that would otherwise have occurred during the third fiscal quarter, and approximately $0.03 to $0.04 of diluted earnings per share, will now be shifted to the fourth fiscal quarter. As a result, the Group expects fiscal third quarter diluted earnings per share to be somewhat below the level of the prior year quarter and fiscal fourth quarter diluted earnings per share to be somewhat higher than the comparable quarter last year.

Capital spending in fiscal 2003 is anticipated to be approximately $150 million, including approximately $75 million for the facilities expansion in Pleasanton, CA.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management's current outlook. The Company does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, reported fiscal second quarter 2003 revenues of $7.8 million, compared to $1.9 million in the same period last year. For the six months ended December 31, 2002, reported revenues were $10.8 million compared to $3.7 million in the same period last year. Reported revenues include equalization revenue from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera Diagnostics, and fluctuate from period to period due, in part, to differences in relative expenses between the alliance partners. End-user sales of products manufactured by Celera Diagnostics were $5.0 million and $8.9 million in the fiscal second quarter and six-month periods ended December 31, 2002, respectively, compared to $2.2 million and $4.6 million in the year-earlier periods. These increases were primarily due to adoption of its cystic fibrosis reagents by several large reference labs.

Net cash use was $11.5 million in the second quarter of fiscal 2003 compared to $8.5 million in the second quarter of fiscal 2002. The pre-tax loss for the quarter was $9.9 million, compared to $8.5 million in the same period last year. Pre-tax losses for the six-month period ended December 31, 2002 increased to $23.2 million from $17.9 million in the year-ago period, as higher R&D expenses associated with product development and the Applera Genomics Initiative were partially offset by higher revenue.

Last week, Abbott Laboratories (NYSE:ABT) announced plans to discontinue the manufacture of its LCx assays for chlamydia and gonorrhea, products that had been anticipated to be included in the Celera Diagnostics-Abbott alliance beginning July 1, 2003. In light of Abbott's decision, Celera Diagnostics and Abbott negotiated an amendment to their alliance agreement to provide Celera Diagnostics with ongoing compensation for profits it had expected from the sale of these products.

Other developments at Celera Diagnostics over the last three months include the following:

      o In December, Celera Diagnostics received clearance from the U.S. Food and Drug Administration to market its ViroSeq(TM) HIV-1 Genotyping System as an in vitro diagnostic product. The system is being manufactured by Celera Diagnostics and distributed by Abbott Diagnostics.

      o Celera Diagnostics recently initiated large-scale disease association studies in breast cancer, with the goal of identifying novel genetic markers associated with the disease. One of these studies is in collaboration with the University of California, San Francisco Comprehensive Cancer Center.

      o Last week, Celera Diagnostics announced the signing of a collaborative agreement with Genomics Collaborative, Inc. supporting Celera Diagnostics' efforts to identify genetic patterns associated with rheumatoid arthritis. Celera Diagnostics now has six disease association studies underway: Alzheimer's disease, two in cardiovascular disease, host response, breast cancer and rheumatoid arthritis.

Celera Diagnostics Joint Venture Outlook

For fiscal 2003, Celera Diagnostics continues to anticipate end-user sales, including those from its alliance with Abbott Laboratories, to be in a range of $18 to $22 million. This outlook assumes continued demand growth, both for new products and from higher sales of existing products. For fiscal 2003, Celera Diagnostics anticipates pretax losses of $50 to $60 million and net cash use in the range of $55 to $65 million, including capital spending of approximately $10 million.

During calendar 2003, Celera Diagnostics anticipates it will launch several new products, including analyte specific reagents (ASRs) for hepatitis viral load and genotyping. In addition, Celera Diagnostics plans to commercialize new ASRs for at least two diseases, contingent upon success in its disease association studies.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held January 23, 2003, at 10:00 a.m. (EDT) with investors and media to discuss these results and management's current outlook for the Company. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

 o       Applied Biosystems Group    10:00 a.m. (EDT)
 o       Celera Diagnostics          10:45 a.m.
 o       Celera Genomics Group       11:00 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (+1) 706.634.4992 (code "Applera") at any time from 9:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit http://www.applera.com and go to the "Investor Relations" section of the website or http://www.appliedbiosystems.com and go to the Investor Relations web page within the "About Us" section. A digital recording will be available approximately two hours after the completion of the conference call on January 23 until February 1, 2003. Interested parties should call 706.645.9291 and enter conference ID 7527541.

About Applera Corporation and Applied Biosystems

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2002. The Celera Genomics Group (NYSE:CRA), located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets and diagnostic marker candidates, and to discover and develop new therapeutics. Its Celera Discovery SystemTM online platform, marketed exclusively through the Applied Biosystems Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning
800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "should," and "planned," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems' products, and its business is dependent on development of new products; (2) uncertainty of successful integration of the Celera Discovery System(TM) into the Applied Biosystems Knowledge Business and market acceptance and adoption of Knowledge Business product offerings; (3) Applied Biosystems' sales are dependent on customers' capital spending policies and government-sponsored research; (4) Applied Biosystems' significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (5) risks associated with Applied Biosystems' growth strategy, including difficulties in integrating acquired operations or technologies; (6) the risk of electricity shortages and earthquakes, which could interrupt Applied Biosystems' or Celera Diagnostics' operations; (7) uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera Diagnostics to protect trade secrets, and the risk to Applied Biosystems and Celera Diagnostics of infringement claims; (8) the Applied Biosystems Knowledge Business' dependence on the operation of computer hardware, software, and Internet applications and related technology; (9) Celera Diagnostics' reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (10) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (11) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (12) the uncertainty that Celera Diagnostics' products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (13) Celera Diagnostics' reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (14) legal, ethical, and social issues which could affect demand for Celera Diagnostics' products; (15) Celera Diagnostics' limited commercial manufacturing experience and capabilities and its reliance on a single manufacturing facility; (16) Celera Diagnostics' reliance on a single supplier or a limited number of suppliers for key components of certain of its products;
(17) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (18) intense competition in the industry in which Celera Diagnostics operates; and (19) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright(C)2003. Applera Corporation. All Rights Reserved.
Applied Biosystems, AB (Design), Applera, Assays-by-Design, Assays-on-Demand, Celera, Celera Diagnostics, Celera Discovery System, Celera Genomics, TOF/TOF, QSTAR, and ViroSeq are trademarks or registered trademarks of Applera Corporation or its subsidiaries in the United States and/or other countries. Q TRAP is a trademark of Applied Biosystems/MDS SCIEX Instruments MDS Inc. partnership.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                                 Three months ended                    Six months ended
                                                                    December 31,                         December 31,
                                                              2002               2001              2002              2001
                                                          ------------       ------------     ------------       ------------
Net revenues                                              $      444.7       $     411.1      $     840.6         $     777.7
Cost of sales                                                    225.8             196.7            419.1               376.1
                                                          ------------       -----------      -----------        ------------
Gross margin                                                     218.9             214.4            421.5               401.6
Selling, general and administrative                              101.5              93.6            199.8               185.4
Research, development and engineering                             59.2              52.7            120.2               105.0
Other special charges                                             24.3                               24.3
Acquired research and development                                                    2.2                                  2.2
                                                          ------------       -----------      -----------        ------------
Operating income                                                  33.9              65.9             77.2               109.0
Interest income, net                                               3.0               3.0              6.2                 6.3
Other income (expense), net                                        2.5               1.0              3.5
                                                          ------------       -----------      -----------        ------------
Income before income taxes                                        39.4              69.9             86.9               115.3
Provision for income taxes                                        10.2              20.9             23.5                34.1
                                                          ------------       -----------      -----------        ------------
Income from continuing operations                                 29.2              49.0             63.4                81.2
Loss from discontinued operations, net of income taxes                                              (16.4)
                                                          ------------       -----------      -----------        ------------
Net income                                                $       29.2       $      49.0      $      47.0         $      81.2
                                                          ============       ===========      ==========         ============
Income from continuing operations per share
   Basic and diluted                                      $       0.14       $      0.23      $      0.30         $      0.38
Loss from discontinued operations per share
   Basic and diluted                                      $          -       $         -      $     (0.08)        $         -
Net income per share
   Basic and diluted                                      $       0.14       $      0.23      $      0.22         $      0.38

Average common shares outstanding
   Basic                                                   209,084,000       211,744,000      208,956,000         211,556,000
   Diluted                                                 210,606,000       216,217,000      210,333,000         215,858,000

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

                                           Three months ended
                                              December 31,
                                         2002             2001          Change
                                      ----------       ----------      --------
DNA Sequencing                        $    174.8       $    156.3           12%
   % of total revenues                        39%              38%
SDS & Other Applied Genomics                85.3             78.5            9%
   % of total revenues                        19%              19%
Mass Spectrometry                           91.5             76.2           20%
   % of total revenues                        21%              19%
Core DNA Synthesis & PCR                    51.9             62.6          -17%
   % of total revenues                        12%              15%
Other Product Lines                         41.2             37.5           10%
   % of total revenues                         9%               9%
                                      ----------       ----------
Total                                 $    444.7       $    411.1            8%
                                      ==========       ==========

                                             Six months ended
                                               December 31,
                                         2002             2001          Change
                                      ----------       ----------      --------
DNA Sequencing                        $    324.1        $    306.5            6%
   % of total revenues                        38%               39%
SDS & Other Applied Genomics               168.7             147.3           15%
   % of total revenues                        20%               19%
Mass Spectrometry                          174.9             130.4           34%
   % of total revenues                        21%               17%
Core DNA Synthesis & PCR                   100.9             121.7          -17%
   % of total revenues                        12%               16%
Other Product Lines                         72.0              71.8            -%
   % of total revenues                         9%                9%
                                      ----------       -----------
Total                                 $    840.6        $    777.7            8%
                                      ----------       -----------

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                             Applied        Celera
                                           Biosystems      Genomics          Celera
                                              Group          Group         Diagnostics    Eliminations   Consolidated
                                          ------------    -----------      -----------    ------------   ------------
Net revenues                              $      444.7     $    22.9       $       7.8    $     (2.4)   $     473.0
Cost of sales                                    225.8           3.7               2.2          (1.4)         230.3
                                          ------------    -----------      -----------    ----------    -----------
Gross margin                                     218.9          19.2               5.6          (1.0)         242.7
Selling, general and administrative              101.5           7.0               2.9                        111.4
Research, development and engineering             59.2          32.9              12.6          (1.4)         103.3
Amortization of intangible assets                                1.7                                           1.7
Other special charges                             24.3                                                         24.3
                                          ------------    -----------      -----------    ----------    -----------
Operating income (loss)                           33.9         (22.4)             (9.9)          0.4            2.0
Loss on investments                                             (0.3)                                          (0.3)
Interest income, net                               3.0           4.7                                            7.7
Other income (expense), net                        2.5           0.6                            (0.1)           3.0
Loss from joint venture                                         (9.9)                            9.9
                                          ------------    -----------      -----------    ----------    -----------
Income (loss) before income taxes                 39.4         (27.3)             (9.9)         10.2           12.4
Provision (benefit) for income taxes              10.2         (11.2)                 a                        (1.0)
                                          ------------    -----------      -----------    ----------    -----------
Net income (loss)                         $       29.2     $   (16.1)      $      (9.9)   $     10.2    $     13.4
                                          ============    ==========       ===========    ==========    ===========
Net income (loss) per share
   Basic and diluted                      $       0.14     $   (0.23)


a - The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2001
(Dollar amounts in millions except per share amounts)
(Unaudited)



                                             Applied        Celera
                                           Biosystems      Genomics         Celera
                                             Group           Group         Diagnostics    Eliminations   Consolidated
                                          -----------     ------------     -----------    ------------   ------------
Net revenues                              $     411.1     $       35.0     $       1.9    $     (10.8)    $     437.2
Cost of sales                                   196.7             18.0             1.1           (9.5)          206.3
                                          -----------     ------------     -----------    -----------    ------------
Gross margin                                    214.4             17.0             0.8           (1.3)          230.9
Selling, general and administrative              93.6             13.9             1.8                          109.3
Research, development and engineering            52.7             30.6             7.5           (2.3)           88.5
Amortization of intangible assets                                  1.6                                            1.6
Acquired research and development                 2.2             99.0                                          101.2
                                          -----------     ------------     -----------    -----------    ------------
Operating income (loss)                          65.9           (128.1)           (8.5)           1.0           (69.7)
Interest income, net                              3.0              8.5                            0.1            11.6
Other income (expense), net                       1.0             (1.0)
Loss from joint venture                                           (8.5)                           8.5
                                          -----------     ------------     -----------    -----------    ------------
Income (loss) before income taxes                69.9           (129.1)           (8.5)           9.6           (58.1)
Provision (benefit) for income taxes             20.9            (11.2)               a          (6.3)            3.4
                                          -----------     ------------     -----------    -----------    ------------
Net income (loss)                         $      49.0     $     (117.9)     $     (8.5)   $      15.9    $      (61.5)
                                          ===========     ============     ===========    ===========    ============

Net income (loss) per share
   Basic and diluted                      $      0.23     $      (1.82)


a - The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                               Applied          Celera
                                              Biosystems       Genomics         Celera
                                                Group           Group         Diagnostics    Eliminations   Consolidated
                                             -----------     ------------     -----------    -----------    ------------
Net revenues                                 $   840.6       $      46.5      $      10.8    $     (7.6)    $      890.3
Cost of sales                                    419.1               7.1              4.6          (5.6)           425.2
                                             ----------      -----------      -----------    ----------     ------------
Gross margin                                     421.5              39.4              6.2          (2.0)           465.1
Selling, general and administrative              199.8              14.0              5.7                          219.5
Research, development and engineering            120.2              65.5             23.7          (2.8)           206.6
Amortization of intangible assets                                    4.4                                             4.4
Other special charges                             24.3                                                              24.3
                                             ----------      -----------      -----------    ----------     ------------
Operating income (loss)                           77.2             (44.5)           (23.2)          0.8             10.3
Loss on investments                                                 (0.3)                                           (0.3)
Interest income, net                               6.2               9.9                                            16.1
Other income (expense), net                        3.5              (2.6)                                            0.9
Loss from joint venture                                            (23.2)                          23.2
                                             ----------      -----------      -----------    ----------     ------------
Income (loss) before income taxes                 86.9             (60.7)           (23.2)         24.0             27.0
Provision (benefit) for income taxes              23.5             (24.9)                a          2.9              1.5
                                             ----------      -----------      -----------    ----------     ------------
Income (loss) from continuing operations          63.4             (35.8)           (23.2)         21.1             25.5
Loss from discontinued operations,
   net of income taxes                           (16.4)                                                            (16.4)
                                             ----------      -----------      -----------    ----------     ------------
Net income (loss)                            $    47.0       $     (35.8)     $     (23.2)   $     21.1     $        9.1
                                             =========       ===========      ===========    ==========     ============
Income (loss) from continuing operations per
share
     Basic and diluted                       $    0.30       $     (0.50)
Loss from discontinued operations per share
     Basic and diluted                       $   (0.08)      $         -
Net income (loss) per share
     Basic and diluted                       $    0.22       $     (0.50)

a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2001
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                               Applied          Celera
                                              Biosystems       Genomics          Celera
                                                Group           Group         Diagnostics    Eliminations   Consolidated
                                             -----------     ------------     -----------    -----------    ------------
Net revenues                                $      777.7     $       62.3     $      3.7     $    (18.7)    $      825.0
Cost of sales                                      376.1             29.9            2.6          (15.8)           392.8
                                            ------------     ------------     ----------     ----------     ------------
Gross margin                                       401.6             32.4            1.1           (2.9)           432.2
Selling, general and administrative                185.4             26.5            4.5                           216.4
Research, development and engineering              105.0             58.4           14.5           (4.9)           173.0
Amortization of intangible assets                                     2.1                                            2.1
Acquired research and development                    2.2             99.0                                          101.2
                                            ------------     ------------     ----------     ----------     ------------
Operating income (loss)                            109.0           (153.6)         (17.9)           2.0            (60.5)
Interest income, net                                 6.3             19.4                                           25.7
Other income (expense), net                                          (1.7)                                          (1.7)
Loss from joint venture                                             (17.9)                         17.9
                                            ------------     ------------     ----------     ----------     ------------
Income (loss) before income taxes                  115.3           (153.8)         (17.9)          19.9            (36.5)
Provision (benefit) for income taxes                34.1            (20.3)              a          (5.8)             8.0
                                            ------------     ------------     ----------     ----------     ------------
Net income (loss)                           $       81.2     $     (133.5)     $   (17.9)    $     25.7     $      (44.5)
                                            ============     ============     ==========     ==========     ============

Net income (loss) per share
   Basic and diluted                        $       0.38     $      (2.11)

a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.